EXHIBIT G

US$1,000,000,000 3.875% Notes due 2020 and Ps. 272,295,000,000 CLP – Denominated 5.50% Notes due 2020 – Names and Addresses of Underwriters

Citigroup Global Markets Inc.

390 Greenwich Street

New York, New York 10013

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

J.P. Morgan Securities Inc.

383 Madison Avenue

New York, New York 10179